Exhibit 99.1

ENERGY RECOVERY REPORTS UNAUDITED FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR-END OF 2011

FULL YEAR HIGHLIGHTS:
•	Net revenue of $28.0 million
•	Gross profit margin of 28%
•	Restructuring charges of $3.3 million
•	Net loss of $26.4 million
•	Loss per share of $0.50

FOURTH QUARTER HIGHLIGHTS:
•	Net revenue of $6.1 million
•	Gross profit margin of 1%
•	Restructuring charges of $2.8 million
•	Net loss of $10.0 million
•	Loss per share of $0.19

SAN LEANDRO, Calif., March 8, 2012 (GLOBE NEWSWIRE) -- Energy Recovery Inc (NASDAQ: ERII), a global leader in the design and development of energy recovery devices for desalination and other industrial processes, announced today the unaudited results of its fourth quarter and fiscal year ended December 31, 2011.  In the fourth quarter of 2011, the Company achieved net revenue of $6.1 million, representing a 53% decrease over the same period of 2010 and a 24% increase over the third quarter of 2011.  While revenue from mega-project activity remained non-existent in the fourth quarter as anticipated, OEM sales with respect to PX devices and related products and services demonstrated an improvement when compared to the third quarter of 2011 and the fourth quarter of 2010.  Importantly, with several mega-project awards announced recently, the Company finds itself with a strong backlog position, which management believes will result in increased revenue in the current year of 2012.

Precipitated by the closure of the manufacturing facility in Michigan and the consolidation of production operations in California, the Company recorded gross profit margin in the fourth quarter of 1%, largely a manifestation of negative operating leverage along with certain plant disruption and facility integration costs that were recognized in cost of revenue.  Specifically, these costs included significant unabsorbed overhead caused by uniquely low production volume, inventory write-downs, valuation adjustments for excess or obsolete inventory, severance costs associated with changes in corporate manufacturing leadership, and other costs for the qualification of new ceramics material.  While the integration is substantially complete, the Company has increased production activity methodically in the first quarter of 2012 and expects to attain targeted production levels and yields starting in the second quarter of 2012.

In the fourth quarter of 2011, the Company had total operating expenses of $10.6 million as compared to $5.4 million in the same period of the prior year.  This variance is attributable principally to the $2.8 million in restructuring charges recorded in the fourth quarter of 2011 and a gain on fair value remeasurement of $2.1 million in the same period of 2010, the latter of which related to contingent consideration for the Company’s acquisition of Pump Engineering LLC.

Including restructuring charges of $2.8 million, the Company reported a net loss of $10.0 million, or ($0.19) per share, for the three months ended December 31, 2011 compared to net income of $0.5 million, or $0.01 per share, for the same period of last year.  For the fiscal year of 2011, including restructuring charges of $3.3 million, the Company reported a net loss of $26.4 million, or ($0.50) per share, compared to a net loss of $3.6 million, or ($0.07) per share for the fiscal year of 2010.

Specific to full-year results, the Company recognized net revenue of $28.0 million in 2011 as compared to $45.9 million in 2010.  The decrease of 39% reflects no shipments for new construction of mega-projects over the last three consecutive quarters in 2011.  Exacerbating the absence of mega-project activity was the unanticipated slow-down in the OEM market, caused by the sovereign debt crisis in the Euro zone and political turmoil in the Middle East.

In the context of diminished revenue, the Company achieved a gross profit margin of 28% in the full year of 2011 as compared to 48% in 2010, primarily a result of negative operating leverage caused by low production levels during fiscal year 2011.  Not unlike those items described above that caused notable margin erosion in the fourth quarter of 2011, gross profit margin for the full year was also impacted by plant disruption and facility integration costs.  Moreover, total operating expenses increased from $27.1 million in the full year of 2010 to $33.1 million in the full year of 2011.  The increase of $6.0 million, or 22%, was caused primarily by restructuring charges in 2011, increased G&A expenses to facilitate the changeover of the senior management team, and a gain on fair value remeasurement in 2010.

Tom Rooney, President and Chief Executive Officer, commented, “The annual results reflect what we consider to be the nadir in the desalination market, with both MPD and OEM revenue significantly affected by macroeconomic and geopolitical events around the world.  In this challenging market environment, the Company took decisive steps to dramatically alter its cost structure through restructuring and other cost-savings initiatives.  As we look forward, with a healthy backlog position that speaks to relative strength in both MPD and OEM markets, and in the presence of a much improved cost structure, a new management team, a newly integrated manufacturing facility capable of producing all ceramic components along with machining and assembling all products, and ongoing implementation of strategic initiatives that should result in market diversification, I am extremely hopeful and excited about our prospects in 2012 and beyond.  In summary, while we experienced extraordinarily difficult market conditions in 2011 and recognized substantial non-recurring expenses to better structure and align our organization, I believe that ERI sits at a seminal turning point, well-positioned for growth and margin expansion now and in the future.”

Forward-Looking Statements

This press release includes “forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements include our belief that we reached the nadir in the desalination market in 2011 and our expectations for enhanced revenue in 2012, anticipated cost savings, penetration of new markets, strategic direction, future growth, margin expansion, earnings potential, and other future prospects.  Because such forward-looking statements involve risks and uncertainties, the Company's actual results may differ materially from the predictions in those forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, delays in, or cancellation of, the construction of desalination plants; risks that our market diversification and other strategic efforts will not yield intended benefits; political unrest; the inability of our customers to obtain project financing; delays in governmental approvals; changes in end users’ budgets for desalination plants or the timing of their purchasing decisions; our ability to ship new products to meet scheduled delivery times; the global economic crisis; our ability to develop other energy recovery solutions for markets outside of desalination; and other risks detailed in the Company's filings with the Securities and Exchange Commission (“SEC”).  All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements.  For more details relating to the risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, please refer to the Company's SEC filings.

Conference Call to Discuss Fourth Quarter and Fiscal Year-End Results for 2011

The conference call scheduled today at 1:30 p.m. PST will be in a "listen-only" mode for all participants other than the sell-side investment professionals who regularly follow the Company.  The toll-free phone number for the call is 877-941-8609 or local 480-629-9692, and the access code is 4507700.  Callers should dial in approximately 15 minutes prior to the scheduled start time.  A telephonic replay will be available at 800-406-7325 or 303-590-3030 (access code: 4507700) until March 22, 2012.  Investors may also access the live call or the replay over the internet at www.streetevents.com or tinyurl.com/earningscall-Mar2012.  The replay will be available approximately three hours after the live call concludes.

About Energy Recovery Inc

Energy Recovery Inc (NASDAQ: ERII) designs and develops energy recovery devices and pumps that significantly reduce energy consumption for desalination and other industrial processes.  In total, Energy Recovery has more than 12,000 devices installed worldwide, which are estimated to save our clients in excess of one billion dollars in energy costs every year.  The company is headquartered in the San Francisco Bay Area with offices in key centers worldwide, including Madrid, Shanghai, and Dubai.  For more information about Energy Recovery Inc, please visit www.energyrecovery.com.

Contact:
Alexander J. Buehler
Chief Financial Officer
(510) 483-7370

Unaudited Consolidated Financial Results

ENERGY RECOVERY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Net revenue	$6,115	$13,013	$28,047	$45,853
Cost of revenue	6,027	7,311	20,248	23,781
Gross profit	88	5,702	7,799	22,072
Operating expenses:
General and administrative	4,792	3,747	16,745	14,471
Sales and marketing	1,627	2,243	7,997	8,205
Research and development	900	1,000	3,526	3,943
Amortization of intangible assets	323	575	1,360	2,624
Loss (gain) on fair value remeasurement	171	(2,147)	171	(2,147)
Restructuring charges	2,824	—	3,294	—
Total operating expenses	10,637	5,418	33,093	27,096
Income (loss) from operations	(10,549)	284	(25,294)	(5,024)
Interest expense	(4)	(20)	(34)	(73)
Other non-operating income (expense), net	56	(116)	184	(137)
Income (loss) before income taxes	(10,497)	148	(25,144)	(5,234)
Provision for (benefit from) income taxes	(476)	(348)	1,299	(1,626)
Net income (loss)	$(10,021)	$496	$(26,443)	$(3,608)

Earnings (loss) per share:
Basic	$(0.19)	$0.01	$(0.50)	$(0.07)
Diluted	$(0.19)	$0.01	$(0.50)	$(0.07)

Number of shares used in per share calculations:
Basic	52,645	52,501	52,612	52,072
Diluted	52,645	53,482	52,612	52,072

ENERGY RECOVERY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data and par value)
(unaudited)

	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$18,507	$55,338
Restricted cash	5,687	4,636
Short-term investments	11,706	—
Accounts receivable, net of allowance for doubtful accounts of $248 and $44 at December 31, 2011 and 2010, respectively	6,498	9,649
Unbilled receivables, current	1,059	2,278
Inventories	7,824	9,772
Deferred tax assets, net	460	2,097
Prepaid expenses and other current assets	4,929	4,428
Total current assets	56,670	88,198
Restricted cash, non-current	5,232	2,244
Long-term investments	11,198	—
Land and building held for sale	1,660	—
Property and equipment, net	16,170	22,314
Goodwill	12,790	12,790
Other intangible assets, net	6,991	8,352
Other assets, non-current	2	19
Total assets	$110,713	$133,917
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,506	$1,429
Accrued expenses and other current liabilities	6,474	5,248
Income taxes payable	21	13
Accrued warranty reserve	852	1,028
Deferred revenue, current	859	2,341
Current portion of long-term debt	85	128
Current portion of capital lease obligations	82	160
Total current liabilities	9,879	10,347
Long-term debt	—	85
Capital lease obligations, non-current	18	144
Deferred tax liabilities, non-current, net	1,516	317
Deferred revenue, non-current	261	157
Other non-current liabilities	2,085	2,067
Total liabilities	13,759	13,117
Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 52,645,129 and 52,596,170 shares issued and outstanding at December 31, 2011 and 2010, respectively	53	53
Additional paid-in capital	114,619	112,025
Notes receivable from stockholders	(23)	(38)
Accumulated other comprehensive loss	(92)	(80)
(Accumulated deficit) retained earnings	(17,603)	8,840
Total stockholders’ equity	96,954	120,800
Total liabilities and stockholders’ equity	$110,713	$133,917